Exhibit 11.1

               Electronic Retailing Systems International, Inc.
                   Computation of Net Loss Per Common Share

                                          Three Months
                                              Ended         Year Ended
                                          December 31, 1996 December 31, 1996
                                          ----------------- -----------------
Net loss                                  ($2,884,000)      ($9,412,000)

Dividends on preferred stock                    --             (231,000)

                                          -----------       ------------
Earnings (loss) available to common
 shareholders                             ($2,884,000)      ($9,643,000)
                                          ===========       ===========

Weighted average common shares
 outstanding                               21,038,379        16,168,794
                                          ===========       ===========
Earnings (loss) per common share               ($0.14)           ($0.60)
                                          ===========       ===========

Calculation of weighted average
 shares outstanding
-------------------------------

Shares issued and outstanding at
 Dec. 31, 1995                             11,748,232        11,748,232

Shares issued in Reg. S offering            4,963,500         2,352,563

Shares issued in US private placement         911,657           432,100

Shares issued to investment broker            218,957           103,780

Shares issued upon conversion of
 Series A preferred stock                   3,138,900         1,487,753

Issuance of shares pursuant to
 stock option plan                             57,133            44,366
                                          -----------       -----------
Weighted average common shares
 outstanding                               21,038,379        16,168,794
                                          ===========       ===========
